Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-226399 and 333-251984) on Form S-8 and (No. 333-233716 and 333-251979) on Form S-3 of our report dated March 8, 2022, with respect to the consolidated financial statements of Aquestive Therapeutics, Inc.

/s/ KPMG LLP

New York, New York
March 8, 2022